Shoals Technologies Group, Inc.
3Q21 Earnings Conference Call Script
November 9, 2021

Operator

Good afternoon, and welcome to Shoals Technologies Group Third Quarter 2021 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.
Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO, Jason Whitaker, CFO, Philip Garton and SVP of EV Solutions, Jeff Tolnar.
On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding the fourth quarter of 2021 and the first quarter of 2022, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, industry conditions, company performance and financial results, the COVID-19 pandemic, supply chain disruptions, availability and price of our components and materials, project cancellations, decreased demand for our products, and policy and regulatory changes.
Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.
Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's third quarter

Shoals Technologies Group, Inc.
3Q21 Earnings Conference Call Script
November 9, 2021

press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Jason.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
Thank you very much, Mehgan, and good afternoon, everyone. I’ll start off with some highlights from the quarter, provide an overview of our acquisition of ConnectPV and I’ll wrap up with a progress report on our new EV business. Phil will then provide the financial details for the quarter and then turn it back over to me for an update on our outlook for the fourth and the first quarters of 2022.
During the third quarter, we continued to successfully convert customers to BLA. We now have four times as many customers using our system as we did at the time of our IPO earlier this year and we don’t see our market share gains slowing down. As of the end of the third quarter, we had 12 additional customers transitioning to our system. I couldn’t be more pleased with customer conversion and the number of new customer prospects coming into our sales funnel. We have a lot more growth ahead of us.
We also made good progress during the quarter outside of our BLA with new products for solar. As of the end of the quarter we were sold out of our new wire management solution and we are currently manufacturing our first large order of our new IV curve benchmarking product. Both of these products have gross margins at or above our overall System Solutions margins so we are very excited about their growth.
The gains we are seeing in BLA as well as the ramp of our new products for solar was reflected in our record backlog and awarded orders of $270.7 million at the end of September. To put that number in perspective, we now have over 30% more backlog and awarded orders than we generated in revenues over the past 12 months.
During the third quarter, we also completed our first acquisition—ConnectPV. ConnectPV is a California-based provider of solar and storage EBOS products.
The acquisition accomplishes several things for Shoals:
First, ConnectPV is a leader in EBOS for utility-scale battery energy storage systems and their product line and expertise significantly strengthens our offerings for this rapidly growing market segment. ConnectPV was one of the first companies to introduce specialized EBOS for battery storage and their products have been specified for some of the largest standalone storage projects in the

Shoals Technologies Group, Inc.
3Q21 Earnings Conference Call Script
November 9, 2021

U.S. We are very excited about what we can do with their products leveraging our customer relationships and manufacturing cost structure. I should also mention that ConnectPV has a very strong expertise in AC solutions, which is another area we see an opportunity to introduce new products.
Second, ConnectPV sells solar EBOS offerings to customers that we did not historically have relationships with. Making ConnectPV part of Shoals will allow us to convert these customers to our system more rapidly and accelerate our market share gains.
Third, ConnectPV has excellent engineering talent that will help support our growth. The company’s historical business model was to focus on more challenging projects where a significant amount of customization was required. They are very skilled at designing and specifying product. Having their engineers on the west coast with our engineering team in Tennessee adds to our capability with two teams across times zones, we have more hours in the day to work with customers.
The purchase price for ConnectPV was a combination of cash and stock and was not material to our financials. We expect the transaction to be accretive to our 2022 earnings per share.
Now turning to our EV business.
During the third quarter we deployed our full EV Solution set— skidded charging stations, the quad charger, raceways and EV-BLA – at a demonstration site outside of our headquarters. We are using the site to showcase our products for prospective customers. We have begun taking orders from customers and to date have received orders from a charging network operator, a large investor-owned utility and an EPC – for one or more of our EV charging products. We expect to begin shipping products to our customers during the fourth quarter. The first public charging station to use our solution will be installed in the end of this year and we expect that if it performs well, it could become the basis for the rollout of hundreds or more stations using our equipment.
We remain very focused on the EV charging opportunity and are excited about the prospect of creating a significant business in EV to complement our core solar business.
I'll now turn it over to Phil who will discuss our third quarter financial results.

Philip Garton, CFO, Shoals Technologies Group, Inc.

Shoals Technologies Group, Inc.
3Q21 Earnings Conference Call Script
November 9, 2021

Thank you, Jason. For the third quarter, revenues increased 14% versus the prior-year period to $59.8 million, driven by an increase in revenue from solar components as well as an increase in demand for solar EBOS generally and our combine-as-you-go system solutions specifically. The strength in Components revenue during the quarter was consistent with the expected change in mix, driven by the addition of a significant number of new customers who typically start with component purchases. Sales of System Solutions represented 65% of total revenues versus 70% in the prior-year period. The acquisition of ConnectPV closed on August 26 and its contribution during the quarter was immaterial.
Prices across our product lines during the third quarter were comparable to the prior year.
Gross margin in the third quarter was 36.4% compared to 39.3% in the prior-year period, due to a higher mix of Components sales which have a lower margin than System Solutions, as well as the impact of ConnectPV during the quarter. Gross margins on Components and System Solutions products were in line with prior periods. ConnectPV’s historical gross margins are lower than Shoals’ historical gross margins, primarily due to the higher prices they pay for components used in their products. This results from their smaller size relative to Shoals. Excluding the impact of ConnectPV, gross margins would have been higher in the quarter. We expect to bring ConnectPV’s margins in line with Shoals’ average gross margin as we migrate them to our suppliers.
Third quarter general and administrative expenses were $10.0 million compared to $3.5 million in the prior-year period. This increase was primarily a result of higher stock-based compensation, acquisition-related expenses for ConnectPV, planned increased payroll expense due to higher headcount to support our growth and product initiatives, new public company costs and non-recurring public offering expenses.
Adjusted EBITDA for the third quarter was $16.9 compared to $19.9 million in the prior-year period.
Adjusted net income was $11.6 million in the third quarter compared to $15.4 million in the prior-year period.
Please see the adjusted EBITDA and adjusted net income reconciliation tables in our third quarter press release for a bridge to our GAAP results.

Shoals Technologies Group, Inc.
3Q21 Earnings Conference Call Script
November 9, 2021

As of September 30, 2021, we had backlog and awarded orders of $270.7 million, an increase of 101% year-over-year and 35% versus June 30, 2021. The increase in backlog and awarded orders reflects continued robust demand for Shoals’ products from our customers.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
Thanks Phil.
Now I’ll provide an update on the current market environment in solar and how it is impacting our near-term results.
The key challenge to our growth is the current supply chain environment. Our business model has effectively insulated us from most of the margin pressure that many of our peers are experiencing as a result of rising commodity prices, and the form factor of our products has limited the impact of shipping and logistics shortages on our business—but, unfortunately our customers still have to contend with these issues as they progress their projects. The result is very fluid delivery schedules, with customers making frequent changes both to product specifications and when they want the product on site.
Recently, some of our projects have been delayed to accommodate design updates as a result of panel changes or because other materials or components needed are not available. In both cases, the impact to us is to delay when we can produce and ship product, which will have the effect of shifting revenues that we expected to recognize in the fourth quarter of this year into the first quarter of next.
While it is not our practice to provide quarterly guidance, we felt it was important to quantify for our shareholders the impact on our results of the changes that our customers have made, which is why we are providing our outlook for the next two quarters.
Phil will take you through the numbers, but before I turn it over to him, I’d like to make three final points:
First, this is truly a timing issue. We have not had a single order cancel and candidly, our primary focus right now is making sure we have the capacity to deliver on the tremendous demand that we are seeing across our business.
Second, we are not seeing any pressure on our margins. Our lower gross profit margin in Q3 is solely related to mix. We expected it and talked about it on our last call. I feel very good about our ability to continue to expand our margins based upon the order book we have in hand today.

Shoals Technologies Group, Inc.
3Q21 Earnings Conference Call Script
November 9, 2021

Third, this is a temporary situation. We have seen an extraordinary amount of disruption in global supply chains, but it is clear to us that the market is slowly beginning to normalize. Suppliers are adapting. Customers are adapting. Logistics providers are adapting. This won’t last forever.
Now I’ll turn it back over to Phil to talk about the specifics of what we see for Q4 and Q1.

Philip Garton, CFO, Shoals Technologies Group, Inc.
Based on what we are seeing in the market and feedback from our customers, we currently expect fourth quarter revenues to be in the range of $40 million to $50 million. We expect adjusted EBITDA to be in the range of $11 million to $15 million, and adjusted net income to be in the range of $3 million to $7 million.
As for the first quarter of 2022, we expect revenues to be in the range of $71 million to $76 million. We expect adjusted EBITDA to be in the range of $22 million to $24 million, and adjusted net income to be in the range of $14 million to $17 million.
While the mix of component sales is expected to remain high in the fourth quarter which will reduce our gross margin in the quarter, we expect that to reverse in the first quarter of 2022, consistent with our outlook for adjusted EBITDA.
Jason, back to you.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
I would like to close by thanking all our customers for their commitment to Shoals, our employees for their contributions to our company’s success and our shareholders for their continuous support.
And with that, thank you everyone, and I appreciate your time today. I would like to ask the operator to open the line for questions.